EXHIBIT 21.1
List of Subsidiaries

Subsidiary	State Of Organization

Belterra Resort Indiana, LLC	Nevada
Biloxi Casino Corp.	Mississippi
Boomtown Hotel & Casino, Inc.	Nevada
Boomtown, Inc.	Delaware
Casino Magic Buenos Aires, SA	Argentina
Casino Magic Corp.	Minnesota
Casino Magic Europe, BV Netherlands	Europe
Casino Magic Helles, SA (Greece)	Europe
Casino Magic Management Services Corp.	Minnesota
Casino Magic Neuquen SA	Argentina
Casino Magic Support Services SA	Argentina
Casino One Corporation	Mississippi
Casino Parking, Inc.	Mississippi
Crystal Park Hotel and Casino Development Company, LLC	California
HP/Compton, Inc.	California
Louisiana Gaming Enterprises, Inc.	Louisiana
Louisiana – I Gaming	Louisiana
Ogle Haus, LLC	Indiana
PNK (Lake Charles), LLC	Louisiana
Realty Investment Group, Inc.	Delaware
St. Louis Casino Corp.	Missouri
PNK (Biloxi), LLC	Mississippi
PNK (Bossier City), Inc. (fka Casino Magic of Louisiana)	Louisiana
PNK Development 1, Inc.	Delaware
PNK Development 2, Inc.	Delaware
PNK Development 3, Inc.	Delaware